EXHIBIT 5.2

[LETTERHEAD OF LIONEL SAWYER & COLLINS]

September 29, 2011

CityCenter Holdings, LLC

CityCenter Finance Corp.

4882 Frank Sinatra Drive

Las Vegas, Nevada 8915

Re: CityCenter Holdings, LLC and CityCenter Finance Corp. – Registration Statement on Form S-4

Ladies and Gentlemen:

We are special Nevada counsel for CityCenter Holdings, LLC, a Delaware limited liability company (the “Company”), CityCenter Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), and those Nevada entities listed on Exhibit A hereto (the “Nevada Registered Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) with the Securities and Exchange Commission (the “Commission”) by the Issuers and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”).

The Registration Statement relates to the issuance by the Issuers of up to $900,000,000 aggregate principal amount of the Issuers’ 7.625% Senior Secured First Lien Notes due 2016 (the “First Lien Exchange Notes”) and up to $633,350,001 aggregate principal amount of the Issuers’ 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (together with the First Lien Exchange Notes, the “Exchange Notes”) and the guarantees of the Issuers’ obligations under the Exchange Notes (the “Guarantees”), in exchange for a like principal amount of the Issuers’ outstanding 7.625% Senior Secured First Lien Notes due 2016 (the “First Lien Outstanding Notes”) and the Issuers’ outstanding 10.750%/11.500% Senior Secured Second Lien PIK Toggle Notes due 2017 (the “Second Lien Outstanding Notes,” and together with the First Lien Outstanding Notes, the “Outstanding Notes”).

The Exchange Notes and Guarantees will be issued under an Indenture, dated January 21, 2011, among the Issuers, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), governing the First Lien Exchange Notes (the “First Lien Indenture”), and the Indenture, dated as of January 21, 2011, among the Issuers, the Guarantors and the Trustee, governing the Second Lien Exchange Notes (together with the First Lien Indenture, the “Indentures”).

The Issuers and the Guarantors entered into a Registration Rights Agreement, dated as of January 21, 2011 with respect to the First Lien Notes (the “First Lien Registration Rights Agreement”) and a Registration Rights Agreement, dated as of January 21, 2011 with respect to the Second Lien Notes (the “Second Lien Registration Rights Agreement”). The Second Lien Registration Rights Agreement together with the First Lien Registration Rights Agreement, are referred to as the “Registration Rights Agreements.”

September 29, 2011

We have examined:

1.	The Registration Statement;

2.	the Indentures;

3.	A specimen copy of the form of Exchange Notes to be issued pursuant to the Indenture in the form attached to the Indenture;

4.	A specimen copy of the Guarantees to be endorsed on the Exchange Notes pursuant to the Indenture;

5.	The Registration Rights Agreements;

6.	Articles of organization for the Nevada Registered Guarantors.

7.	Good Standing Certificates for the Nevada Registered Guarantors.

8.	Resolutions of the Members for the Nevada Registered Guarantors.

9.	Operating Agreement for the Nevada Registered Guarantors.

10.	Certificate of Incumbency for the signatories of the Nevada Registered Guarantors

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers and company officials with respect to the accuracy of all matters contained therein.

We assume the due authorization, execution and delivery of the Indentures by the Trustee.

As used herein, the phrase “the best of our knowledge” means only such actual knowledge as we have obtained from consultation with attorneys presently in our firm whom we have determined are reasonably likely, in the ordinary course of their respective duties, to have knowledge of the matters covered by such opinions. Except as expressly provided otherwise herein, we have not conducted any other investigation or review in connection with the opinions rendered herein, including without limitation a review of any of our files or the files of the Nevada Registered Guarantors.

We assume that none of the Nevada Registered Guarantors is engaged in Nevada in any of the following businesses: wholesale liquor distribution business, financial institution, public utility, insurance business, or cemetery business.

September 29, 2011

Based upon the foregoing and subject to the following it is our opinion that:

1.	Each of the Nevada Registered Guarantors has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Nevada, with limited liability company power and authority to own its properties and to conduct its business to the extent described in the Registration Statement.

2.	To the extent the Nevada Registered Guarantors are parties thereto, (A) each of the Nevada Registered Guarantors has all requisite limited liability company power and authority to enter into, deliver and perform its obligations under the Exchange Notes and Guaranties, and (B) each of the Nevada Registered Guarantors has taken all necessary limited liability company action to authorize the execution and delivery and performance by it of its obligations under the Exchange Notes and Guaranties.

3.	Each of the Exchange Notes and Guaranties has been duly executed and delivered by each Nevada Registered Guarantor party thereto.

4.	Neither the execution nor the delivery of the Exchange Notes and Guaranties by each Nevada Registered Guarantor party thereto, nor the performance by each such Nevada Registered Guarantor of its respective obligations thereunder, will result in any violation of the terms and provisions of their respective articles of organization and operating agreement.

5.	Neither the execution nor the delivery of Exchange Notes and Guaranties by each Nevada Registered Guarantor party thereto, nor the performance by such Nevada Registered Guarantor of its respective obligations thereunder will conflict with or violate, result in a breach of or constitute a default under (a) any Nevada law, statute or regulation currently applicable to the Nevada Registered Guarantors, or (b) to the best of our knowledge, any term or provision of any order currently applicable to the Nevada Registered Guarantors of any Nevada court (including any federal court sitting in Nevada), regulatory body, administrative agency or governmental body having jurisdiction over the Nevada Registered Guarantors, as the case may be.

Our opinion in paragraph 5 above is qualified by the statement found in the Registration Statement that the Issuers cannot complete the public offering of any securities, including the Exchange Notes and the Guaranties, until the Issuers become registered with the Nevada Commission as a “publicly traded company” and have obtained the prior approval of the Nevada Commission for the proposed offering.

We express no opinion as to the laws of any jurisdiction other than the State of Nevada.

September 29, 2011

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is intended solely for use in connection with the registration and offering of the Exchange Notes and the Guarantees as described in the Registration Statement; provided, however, we hereby consent to the reliance upon this opinion by Gibson, Dunn & Crutcher LLP, in connection with its opinions on the Exchange Notes and the Guarantees.

Very truly yours,

/S/ LIONEL SAWYER & COLLINS

September 29, 2011

Exhibit A

Nevada Registered Guarantors

1. Aria Resort & Casino Holdings, LLC, a Nevada limited liability company

2. CityCenter Boutique Hotel Holdings, LLC, a Nevada limited liability company

3. CityCenter Boutique Residential Development, LLC, a Nevada limited liability company

4. CityCenter Harmon Development, LLC, a Nevada limited liability company

5. CityCenter Harmon Hotel Holdings, LLC, a Nevada limited liability company

6. CityCenter Land, LLC, a Nevada limited liability company

7. CityCenter Vdara Condo Hotel Holdings, LLC, a Nevada limited liability company

8. CityCenter Vdara Development, LLC, a Nevada limited liability company

9. CityCenter Veer Towers Development, LLC, a Nevada limited liability company

10. The Crystals at CityCenter, LLC, a Nevada limited liability company

11. Vdara Land, LLC, a Nevada limited liability company